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                                                                  Exhibit 10.36

                              EXTENSION OF LEASE

March 16, 1998

Reference is made to that certain Lease dated October 31/st/, 1994 between Richard C. Johns, as Lessor, subsequently purchased by Jerry L. Ivy Trustee under Agreement dated April 20, 1990, entitled Jerry Ivy Separate Property Revocable Trust in the United States Bankruptcy Court for the District of Arizona hereinafter referred to as Lessor, and Geerlings & Wade, Inc., as Lessee covering the premises known and designated as 1419 West 12/th/ Place, Suite 106 in the city of Tempe, Arizona.

By mutual consent, said Lease is amended as follows:

1. The term of this new extension shall be from April 1, 1998 to March 31, 2001.

2. The monthly rental for such extended term shall be: April 1, 1998 to March 31, 1999 at .46 cents per sq/ft plus CAM charge of .06 cents and rental tax. This would be a monthly rental rate of $3,507.50. April 1, 1999 to March 31, 2000 at .48 cents per sq/ft plus CAM charge of .06 cents and rental tax. This would be a monthly rental rate of $3,642.41. April 1, 2000 to March 31, 2001 at .50 cents per sq/ft plus CAM charge of .06 cents and rental tax. This would be a monthly rental rate of $3,777.31.

3. In all other matters, the terms, covenants and conditions of the original October 31, 1994 Lease shall apply during the extended period.

LESSOR   /s/ Jerry L. Ivy                        DATE  April 21, 1998
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         Jerry L. Ivy

LESSEE   /s/ Jay L. Essa                         DATE  April 13, 1998
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         Geerlings & Wade, Inc.
         Jay Essa, President